UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     October 7, 2016

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 16, 2016, Soligenix, Inc. (the “Company”) held an Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved the grant of discretionary authority to the Company’s Board of Directors (the “Board”) for up to a three year period to amend the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a ratio within the range from one-for-two to one-for-ten and to proportionately reduce the number of shares of the Company’s stock authorized for issuance.

Pursuant to the authority granted to the Board by the stockholders at the Annual Meeting, the Board authorized a 1-for-ten reverse stock split (the “Reverse Split”) of the Common Stock for all stockholders of record as of the close of business on October 6, 2016 and proportionately reduced the number of shares of the Company’s stock authorized for issuance. As a result of the Reverse Split, the total number of outstanding shares of Common stock will be reduced to approximately 3.8 million shares and the conversion ratio for all instruments convertible into or exercisable for shares of Common Stock, including stock options and warrants, will be proportionately adjusted.

The Reverse Split is being implemented by the Company in preparation for proposed up-listing of the Company’s common stock to the NASDAQ Capital Market (“NASDAQ”). The NASDAQ listing is expected to facilitate more liquidity in the stock as well as enable broader access to the investment community, many participants of which are unable to buy stock listed on the bulletin board.

The Reverse Split is intended to fulfill the stock price requirements for listing on NASDAQ since the requirements include, among other things, that the Company’s common stock must maintain a minimum closing price per share of $3.00 or higher for five consecutive trading days immediately prior to up-listing. Before any listing of the Company’s common stock on NASDAQ could occur, NASDAQ will need to approve the Company’s application for listing after the reverse stock split is completed. The Company believes that it will meet all of the listing requirements for listing the Company’s common stock on NASDAQ; however, there is no assurance that the Company’s application will be approved.

To implement the Reverse Split, the Company filed a Certificate of Amendment to the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware that establishes the number of authorized shares of capital stock which the Company has authority to issue at 10,000,000 shares of Common Stock, 230,000 shares of Preferred Stock, par value of $0.001 per share, 10,000 shares of Series B Convertible Preferred Stock, par value of $0.05 per share, 10,000 shares of Series C Convertible Preferred Stock, par value of $0.05 per share and 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share.

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Upon the effectiveness of the Charter Amendment at 12:01 a.m., Eastern Daylight Time, on October 7, 2016, each ten shares of old, pre-Reverse Split Common Stock of the Company issued and outstanding were combined into one share of new, post-Reverse Split Common Stock. Fractional shares of post-Reverse Split Common Stock will not be issued; instead, fractional shares will be rounded up to the nearest whole number.

All of the Company’s options, warrants, and other convertible securities that were outstanding immediately before the effectiveness of the Charter Amendment also were adjusted by dividing the number of shares of common stock into which the options, warrants, and other convertible securities were exercisable or convertible by ten and multiplying the exercise or conversion price thereof by ten, all in accordance with the terms of the plans, agreements, or arrangements governing such options, warrants, and other convertible securities.

Following the Reverse Split, the shares of new, post-Reverse Split Common Stock will begin trading on the OTCQB upon the open of trading on October 7, 2016 with the symbol of “SNGXD”. After 20 trading days, the symbol will revert back to “SNGX”.

The Company has retained American Stock Transfer & Trust Company (“AST”) to act as exchange agent for the Reverse Split. AST will manage the exchange of old, pre-Reverse Split shares for new, post-Reverse Split shares. Stockholders of record as of the effective time of the Reverse Split will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact AST at (877) 248-6417.

A copy of the Charter Amendment is attached hereto as Exhibit 3.1.

Item 8.01       Other Events.

The Company issued a press release on October 7, 2016 announcing the effectiveness of the Reverse Split discussed under Item 5.03 of this report. The press release is attached hereto as Exhibit 99.1.

Item 9.01.       Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation.

99.1	Press release issued by Soligenix, Inc. on October 7, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

October 7, 2016	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

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